MLP and Energy Renaissance
Sub-Item 77O: Transactions Effected Pursuant To Rule 10f-3
Name of Fund:	Goldman Sachs MLP and Energy Renaissance Fund
Name of Underwriter or Dealer Purchased From:
Barclays Capital Inc.
Names of Underwriting Syndicate Members:
Goldman, Sachs & Co.; Barclays Capital Inc.; Citigroup Global Markets Inc.;
 J.P. Morgan Securities LLC; Mitsubishi UFJ Securities (USA), Inc.;
Raymond James & Associates, Inc.; RBC Capital Markets, LLC; USCA Securities LLC
Name of Issuer:	Enviva Partners LP
Title of Security:	ENVIVA PARTNERS, LP
Date of First Offering:	04/29/2015
Dollar Amount Purchased:	9,588,320
Number of Shares or Par Value of Bonds Purchased:	479,416
Price Per Unit:	20.00
Resolution Approved:  	Resolution approved at the July 23, 2015 Board Meeting.
Name of Fund:	Goldman Sachs MLP and Energy Renaissance Fund
Name of Underwriter or Dealer Purchased From:	Barclays Capital Inc.
Names of Underwriting Syndicate Members:	Goldman, Sachs & Co.;
Barclays Capital Inc.; Citigroup Global Markets Inc.;
Deutsche Bank Securities Inc.; Merrill Lynch, Pierce, Fenner & Smith, Inc.;
 Morgan Stanley & Co. LLC; RBC Capital Markets, LLC; Robert W. Baird & Co. Inc.; Scott & Stringfellow, LLC; USCA Securities LLC; Wells Fargo Securities, LLC
Name of Issuer:	Summit Midstream Partners LP
Title of Security:	SUMMIT MIDSTREAM PARTNERS LP
Date of First Offering:	05/08/2015
Dollar Amount Purchased:	7,318,223
Number of Shares or Par Value of Bonds Purchased:	237,991
Price Per Unit:	30.75
Resolution Approved:  	Resolution approved at the July 23, 2015 Board Meeting.